SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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MERIDIAN MEDICAL TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

KING PHARMACEUTICALS, INC.

(Name of Person(s) Filing Proxy Statement, if other Than Registrant)

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The following is the press release jointly issued by King Pharmaceuticals, Inc. and Meridian Medical Technologies, Inc. on October 21, 2002:

NEWS RELEASE

(KING PHARMACEUTICALS, INC. LOGO)

FOR IMMEDIATE RELEASE

KING PHARMACEUTICALS TO ACQUIRE MERIDIAN MEDICAL TECHNOLOGIES

BRISTOL, TENNESSEE and COLUMBIA, MARYLAND, October 21, 2002 — King Pharmaceuticals, Inc. (NYSE:KG) and Meridian Medical Technologies, Inc. (NASDAQ:MTEC) announced today that they have entered into a definitive agreement whereby King will acquire Meridian for a cash price of $44.50 per share of Meridian common stock, totaling $247.8 million. The acquisition represents the combination of a premier specialty pharmaceutical company with the innovative leader in auto-injector technology. King expects the transaction to be accretive to earnings upon closing, excluding anticipated synergies and non-recurring transaction expenses.

Jefferson J. Gregory, Chairman and Chief Executive Officer of King, stated, “We believe King’s acquisition of Meridian represents an excellent business combination, providing King with additional lines of growing exclusive pharmaceutical products, preeminent auto-injector technology, and enhanced pipeline opportunities. Our extensive infrastructure, including King’s research and development, regulatory, manufacturing, quality management, and sales and marketing resources, strategically complement and enhance the potential for the continued growth of Meridian’s current product lines. Moreover, King’s established capabilities expand the prospects for the potential development of new and innovative products utilizing Meridian’s exclusive auto-injector technology. Accordingly, we believe this transaction offers excellent opportunities for growth and should produce a very good return for our shareholders.”

James H. Miller, Chairman, President and Chief Executive Officer of Meridian, said, “Meridian’s management and employees are very proud of the successful business we have built. King has a proven record of acquiring companies to produce growth, and this transaction provides good value to our shareholders and should result in significant new opportunities for our customers and employees.”

Meridian pioneered the development, and is the leading manufacturer, of auto-injectors for the self-administration of injectable drugs. An auto-injector is a pre-filled, pen-like device that allows a patient or caregiver to automatically inject a precise drug dosage quickly, easily, safely, and reliably. Auto-injectors are a convenient, disposable, one-time use drug delivery system designed to improve the medical and economic value of many drug therapies. Meridian’s growing pharmaceutical products include EpiPen®, an auto-injector filled with epinephrine for the emergency treatment of anaphylaxis resulting from severe or allergic reactions to insect stings or bites, foods, drugs, and other allergens, as well as idiopathic or exercise induced anaphylaxis. Demand for EpiPen® has continued to grow due to increased awareness of the health risks associated with allergic reactions, particularly those associated with food. EpiPen® is a commercially available prescription pharmaceutical product marketed exclusively by Dey L.P., an affiliate of Merck KgaA, with a substantial sales and marketing force pursuant to a long-term contract.

Other growing products include a nerve gas antidote utilizing Meridian’s patented dual chambered auto-injector and injection process, and auto-injectors filled with morphine for pain management, diazepam for treatment of seizures, and lidocaine for the treatment of cardiac arrhythmias. Meridian’s nerve gas

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antidote, morphine, and diazepam auto-injector products are presently sold exclusively to the U.S. Department of Defense pursuant to an Industrial Base Maintenance Contract, U.S. allied foreign governments, and federal, state and local government agencies in the U.S. for use by first line emergency responders. An Abbreviated New Drug Application (“ANDA”) for DiaJect®, Meridian’s diazepam filled auto-injector, is now pending with the U.S. Food and Drug Administration (“FDA”). Once approved, King plans to market DiaJect® to primary care physicians through King’s dedicated U.S. field sales force as the only adjunctive injectible therapy, outside of a hospital setting, for the emergency treatment of status epilepticus and severe recurrent convulsive seizures associated with epilepsy.

Commenting on opportunities for growth, Kyle P. Macione, President of King, said, “With this acquisition, King is well positioned to take advantage of large and growing initiatives in homeland security by providing nerve gas antidotes to first responders under the Metropolitan Medical Response System (“MMRS”). Furthermore, King plans to employ its established infrastructure and regulatory experience to seek FDA approval of pediatric and adult formulations of a nerve gas antidote utilizing Meridian’s patented dual chambered auto-injector and injection process, with patent protection extending to 2010. We believe the commercial availability of such approved formulations of this product represents a unique opportunity which is critically important to our society in light of the current uncertain environment in which we live.”

Meridian previously reported that revenues totaled $82.4 million and net income equaled $9.3 million for the fiscal year ended July 31, 2002.

James R. Lattanzi, Chief Financial Officer of King, added, “After the merger, we believe we can create synergies that enhance the profitability of Meridian’s core business. These synergies include the consolidation of Meridian’s manufacturing processes into King’s existing manufacturing facilities.”

The boards of directors of both companies have approved unanimously the terms of the agreement. King will finance the acquisition out of the Company’s available cash. Closing of the transaction is subject to approval by the holders of a majority of the outstanding common stock of Meridian, appropriate governmental approval, and other customary conditions, and is expected to be completed before the end of January 2003.

Commenting on the current market for acquisitions in the pharmaceutical industry, Mr. Gregory said, “The market for acquisitions is presently very strong. Moreover, King is currently involved in serious discussions with respect to numerous additional potential acquisition opportunities.” Mr. Gregory added, “Our Company is well positioned to continue the successful execution of our proven acquisition growth strategies with over $1 billion in cash and available capacity under our revolving credit facility remaining after taking into account the total consideration King expects to pay in connection with this transaction.”

Credit Suisse First Boston acted as financial advisor to King and Gerard Klauer Mattison & Co. acted as financial advisor to Meridian.

King will host a conference call today, October 21, 2002, at 9:00 a.m., E.D.T., to further discuss the Company’s planned acquisition of Meridian. Interested persons may listen to the conference call at http://www.firstcallevents.com/service/ajwz368514752gf12.html or by dialing 800-245-3043 (US only) or 785-830-1957 (international), passcode KG. If you are unable to participate during the live webcast, the call will be archived on King’s web site www.kingpharm.com for not less than 30 days following the call. A replay of the conference call will also be available for not less than 30 days following the call by dialing 888-566-0824 (US only) or 402-220-0117 (international).

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(Minimum requirements to listen to the broadcast: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/EN/default.asp, and at least a 28.8 Kbps connection to the internet. If you experience problems listening to the broadcast, send an email to webcastsupport@tfprn.com)

King, headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that manufactures, markets, and sells primarily branded prescription pharmaceutical products. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large global pharmaceutical companies. King’s strategy is to acquire branded pharmaceutical products and to increase their sales by focused promotion and marketing and through product life cycle management.

Meridian Medical Technologies, a specialty pharmaceuticals company, is a world leader in sales of auto-injector drug delivery systems. Meridian develops health care products designed to save lives, reduce health care costs and improve quality of life.

This release contains forward-looking statements which reflect management’s current views of future events and operations, including, but not limited to, statements pertaining to King’s planned acquisition of Meridian, statements pertaining to King’s acquisition of Meridian being accretive to King’s earnings, statements pertaining to the growth of Meridian’s current lines of exclusive pharmaceutical products, including, but not limited to, EpiPen®, Meridian’s nerve gas antidote, and Meridian’s auto-injectors filled with morphine, diazepam, and lidocaine, statements pertaining to the enhanced pipeline opportunities provided King by its acquisition of Meridian, including DiaJect®, and the unique opportunities presented by potential civilian formulations of a nerve gas antidote utilizing Meridian’s patented dual chambered auto-injector and injection process, statements pertaining to the ability of King’s extensive infrastructure and resources to enhance the potential for growth of Meridian’s current product lines, statements pertaining to the ability of King’s capabilities to expand the prospects for the potential development of new and innovative products utilizing Meridian’s exclusive auto-injector technology, statements pertaining to opportunities for growth created by King’s acquisition of Meridian and the resulting return for King’s shareholders, statements pertaining to King’s plans to market DiaJect®, once approved, through King’s dedicated U.S. field sales force, statements pertaining to King’s ability to take advantage of large and growing initiatives in homeland security as a result of King’s acquisition of Meridian, statements pertaining to Meridian’s dual chambered auto-injector and injection process having patent protection to 2010, statements regarding potential additional acquisition opportunities for King, and statements pertaining to King’s ability to continue the successful execution of King’s acquisition growth strategies. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause results to differ include: the ability of King and Meridian to consummate the contemplated transaction described above, dependence on approval of the transaction by the shareholders of Meridian, dependence on the ability of King and Meridian to obtain all necessary government approvals of the transaction, dependence on management of King’s growth and integration of its acquisitions, specifically including, but not limited to, the contemplated acquisition, the ability of King to realize potential synergies from the contemplated acquisition, dependence on King’s ability to successfully transfer the manufacture of Meridian’s products to King’s existing manufacturing facilities in compliance with the requirements of the FDA and other governmental authorities, dependence on

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growth of net sales of King’s branded pharmaceutical products, in particular, Altace®, Levoxyl®, and Thrombin-JMI®, as well as revenue and earnings per share, at a rate equal to or in excess of management’s projections, dependence on growth of net sales of Meridian’s pharmaceutical products, dependence on the ability of Dey to successfully promote EpiPen®, dependence on the successful marketing and sales of King’s and Meridian’s products, dependence on King’s ability to continue to acquire branded products, including through the acquisition of other pharmaceutical companies, the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products, dependence on King’s ability to successfully develop civilian formulations of a nerve gas antidote utilizing Meridian’s patented dual chambered auto-injector and injection process, dependence on FDA approval of the ANDA now pending on DiaJect® and King’s ability to successfully continue that approval process, dependence on King’s ability to successfully develop new and innovative products utilizing Meridian’s exclusive auto-injector technology, dependence on King’s ability to successfully launch and market DiaJect® and civilian formulations of a nerve gas antidote utilizing Meridian’s patented dual chambered auto-injector and injection process, the unpredictability of the duration and results of the FDA’s review of Investigational New Drug Applications, New Drug Applications, and Abbreviated New Drug Applications and/or the review of other regulatory agencies worldwide, dependence on King’s ability to maintain effective patent protection for Meridian’s dual chambered auto-injector and injection process through 2010, dependence on the ability of King’s dedicated field sales force representatives to successfully market King’s branded pharmaceutical products, dependence on the ability of King’s dedicated field sales force representatives to successfully market DiaJect® and civilian formulations of a nerve gas antidote utilizing Meridian’s patented dual chambered auto-injector and injection process, dependence on the availability and cost of raw materials for King’s and Meridian’s products, dependence on King’s ability to successfully negotiate, enter into, and maintain governmental contracts in relation to Meridian’s pharmaceutical products, including in particular contracts with the U.S. Department of Defense, dependence on no material interruptions in supply by contract manufacturers of King’s or Meridian’s products, dependence on the potential effect on sales of King’s existing branded pharmaceutical products and Meridian’s pharmaceutical products as a result of the potential development and approval of a generic substitute for any such product or other new competitive products, dependence on whether our customers order pharmaceutical products in excess of normal quantities during any quarter which could cause our sales of branded pharmaceutical products to be lower in a subsequent quarter than they would otherwise have been, dependence on the potential effect of future acquisitions and other transactions pursuant to our growth strategies on King’s financial and other projections, dependence on our compliance with FDA and other government regulations that relate to our business, and dependence on changes in general economic and business conditions, changes in current pricing levels, changes in federal and state laws and regulations, and manufacturing capacity constraints. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the “Risk Factors” section and other sections of King’s Form 10-K for the year ended December 31, 2001 and Form 10-Q for the quarter ended June 30, 2002, which are on file with the Securities and Exchange Commission. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

Meridian will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition,

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documents filed with the SEC by Meridian will be available free of charge from Meridian’s Manager, Investor Relations & Corporate Communications, Lenny Santiago, 10240 Old Columbia Road, Columbia, MD 21046 (tel. no. (443) 259-7842). READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Meridian in connection with the transaction, and their interests in the solicitation, is set forth in a filing made by Meridian with the SEC on the date of this press release.

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Contacts:

King: James E. Green, Vice President, Corporate Affairs

423-989-8125

Meridian: Lenny Santiago, Manager, Investor Relations & Corporate Communications

443-259-7842

EXECUTIVE OFFICES

KING PHARMACEUTICALS
501 FIFTH STREET, BRISTOL, TENNESSEE 37620

MERIDIAN MEDICAL TECHNOLOGIES
10240 OLD COLUMBIA ROAD, COLUMBIA, MARYLAND 21046